February 27, 2015
James A. Bell
2605 S. Arthur Street
Spokane, WA 99203

RE:	Red Lion Hotels Corporation Executive Vice President, Chief Financial Officer Offer Letter
Dear Jim:
This letter amends and restates your original offer letter dated October 9, 2014, effective as of the date set forth above.
On behalf of Red Lion Hotels Corporation (the “Company”), we are delighted to offer you the position of Executive Vice President, Chief Financial Officer. In your new position, you will report to the President & CEO of the Company.
Your appointment as an executive officer of the Company is subject to formal appointment by the Company’s Board of Directors (the “Board”). After appointment, and so long as you are an executive officer of the Company, the details of your hire, your compensation and any of your acquisitions and dispositions of stock of Red Lion would be subject to Securities Exchange Commission reporting rules.
The following outlines the employment package for your position.
START DATE: October 29, 2014.
POSITION: Executive Vice President, Chief Financial Officer. Your responsibilities will be those outlined in your job description, as may be modified, and as may be assigned to you from time to time by the President & CEO.
COMPENSATION: Your position is classified as a salaried exempt position, which means it is exempt from state and federal overtime laws. You will be paid a bi-weekly base salary of $11,656.81, which is equivalent to $303,077.00 per year, subject to normal withholdings and payroll taxes. You will not be entitled to any additional compensation in the event you are appointed to serve as a director of the Company or as an officer or director of any of the Company’s direct or indirect subsidiaries or affiliates.
BONUS: In addition to your base salary, you are eligible to earn a bonus if you are actively employed throughout the applicable bonus period, and if you meet the other requirements outlined in the Variable Pay Plan (“VPP”), as may be amended from time to time. Bonus targets and goals for achievement of bonuses by executive officers are set by the Compensation Committee of the Board. Your annual bonus at target will be 40% of your base salary. In your first year of participation in the VPP (from your Start Date through December 31, 2014), any bonus earned will be calculated based on your full salary and not pro-rated to reflect a partial year of employment or eligibility.
EQUITY GRANT: At the sole discretion of the Compensation Committee of the Company’s Board, you will receive an annual grant of equity under the Company’s 2006 Stock Incentive Plan (the “Plan”), or such successor plan as may be then in effect. Such equity grants have in recent years been in an amount equal to 40% of the Company’s Executive Vice Presidents’ base salary and have been in the form of restricted stock units (“RSUs”).

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Notwithstanding the terms of any document to the contrary, in the event that (i) a Change in Control (as defined in the Plan) occurs, and (ii) any equity grant previously made to you under the Plan or under any successor plan fails to become a Continuing Award (as defined in the Plan), then such equity award will vest 100% and all Company imposed restrictions on any restricted stock and restricted stock unit awards issued to you shall be terminated upon the consummation of such Change in Control.
INITIAL BONUS: You will receive a starting bonus of $25,000.00 in cash, to be paid on the first payroll following your Start Date, subject to normal withholdings and payroll taxes. In the event you voluntarily terminate your employment with the Company prior to the first anniversary of your Start Date, you will be required to reimburse the Company $25,000.00 and you authorize the Company to deduct the entire amount from your final paycheck or from any other funds the Company then owes to you or is holding on your behalf.  Should the amount exceed your final paycheck, you agree to promptly reimburse the Company any remaining balance at that time.
Additionally, you will receive a starting bonus of $25,000 in cash to be paid on the first payroll following July 1, 2015, subject to normal withholdings and payroll taxes. In the event you voluntarily terminate your employment with the Company prior to the second anniversary of your Start Date, you will be required to reimburse the Company $25,000.00 and you authorize the Company to deduct the entire amount from your final paycheck or from any other funds the Company then owes to you or is holding on your behalf. Should the amount exceed your final paycheck, you agree to promptly reimburse the Company any remaining balance at that time.
You will also receive a grant of 21,000 RSUs on your Start Date. This grant will vest annually in equal tranches of 25% each beginning in May 2015 (May 2015, May 2016, May 2017 and May 2018). You will also receive a separate grant of 10,000 RSUs on your Start Date that will vest in its entirety on the second year anniversary of your Start Date.
BENEFITS: You will be eligible to participate in the employee benefits programs that are available to any newly hired Company VP as well as other benefits that are subsequently added for VPs for which you are qualified as a named executive officer of the Company, as they may be modified from time to time, including:

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•	Medical and Dental insurance (eligible to enroll effective the first of the month following your Start Date);
•	;
•	Long Term Disability insurance coverage starting the first of the month following your Start Date (company paid);
•	Flexible Spending Account - Section 125 Medical Reimbursement and Dependent Care accounts eligible within 30 days of your Start Date for the following 1st of the month effective date;
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AFLAC - Voluntary Cancer Protection, Short Term Disability, Personal Recovery and Accident / Injury Protection Plans available following your Start Date and also during open enrollment periods (employee paid);

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Paid vacation. You will be eligible for 4 weeks paid vacation each year of your employment. Within your first year of employment, this allowed vacation time does not apply to the Company Vacation Policy. As such, in your first year of service, these approved but unearned vacation hours will not be entered into our payroll system until requested and taken. Should your employment with the Company end before you have earned vacation hours under our normal vacation policy, this approved but unearned vacation will not be paid out at separation nor will it be subject to any rollover consideration. Following your one year anniversary your vacation hours will be subject to the Company vacation policy, as detailed in the Company benefits handbook.

•	Paid sick leave, which accrues at approximately 8 hours per month to a maximum of 240 hours;
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•	Voluntary Term Life and AD&D Insurance coverage eligible the first of the month following your Start Date (employee paid);
•	Continuing education reimbursement; and
•	Discounted hotel accommodations for you and your family in the Red Lion network.
A benefit book will be provided to you upon the commencement of your employment, describing the Company’s benefits and eligibility requirements in detail. You will also receive a copy of the Company’s Associate Handbook with information regarding the Company’s policies and procedures.
SEVERANCE BENEFITS:
UPON TERMINATION WITHOUT CAUSE: If the Company terminates your employment without Cause (defined below), the Company will pay you a lump sum payment equal to one-half (1/2) your base annual salary for the then current fiscal year.
UPON CHANGE OF CONTROL AND CONSTRUCTIVE TERMINATION: If, during the term of your employment with the Company, there is a Change of Control (defined below) and there is a Constructive Termination (defined below) of your employment without Cause within twelve (12) months after such Change of Control, you will, in lieu of severance under the preceding paragraph, be entitled to a lump sum payment equal to the sum of (a) your base annual salary for the then current fiscal year, plus (b) an amount equal to (i) your target annual bonus under the VPP for the then current fiscal year, multiplied by (ii) a fraction, the numerator of which is 365 plus the number of days elapsed in the then current fiscal year at the time of the termination and the denominator of which is 365. In addition, (A) the Company shall accelerate vesting on any portion of any equity grant previously made to you under the Company’s 2006 Stock Incentive Plan, or any successor plan, that would otherwise have vested after the date of the termination of your employment; and (B) all Company imposed restrictions under any restricted stock, restricted stock unit or other similar equity-based awards granted to you by the Company shall be terminated upon the termination of your

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employment, and the Company shall issue all common stock that underlies such awards but has not yet been issued; provided that (i) if the terms of any such award require you to pay monetary consideration for such stock, the stock underlying such award shall be issued only if you pay such consideration, and (ii) if any restrictions under any such award are performance-based, such restrictions shall terminate and the stock underlying such award shall be issued only if and to the extent expressly provided in the agreement evidencing the award.
As used herein, the term “Cause” means: (i) your willful and intentional failure or refusal to perform or observe any of your material duties, responsibilities or obligations, if such breach is not cured within 30 days after notice thereof to you by the Company, which notice shall state that such conduct shall, without cure, constitute Cause; (ii) any willful and intentional act by you involving fraud, theft, embezzlement or dishonesty affecting the Company; or (iii) your conviction of (or a plea of nolo contendere to) an offense which is a felony in the jurisdiction involved.
“Constructive Termination” shall be deemed to occur if the Company terminates your employment without Cause, or if you voluntarily elect to terminate your employment within thirty (30) days after any of the following events occurring without your consent: (i) there is a significant reduction in your title or in the overall scope of your duties, authorities and responsibilities (it being understood that a new position within a larger combined company is not a constructive termination if it is in the same area of operations and involves similar scope of management responsibility notwithstanding that you may not retain as senior a position overall within the larger combined company as your prior position within the Company); or (ii) there is a reduction of more than 20% of your base salary or target bonus (other than any such reduction consistent with a general reduction of pay across the Company’s or its successor’s executive staff as a group, as an economic or strategic measure due to poor financial performance by the Company); or (iii) the Company has relocated the corporate headquarters more than thirty miles away from its current location at W 201 North River Drive, Spokane, WA 99201.
As used herein, the term “Change of Control” means the occurrence of any one of the following events: any merger or consolidation involving the acquisition of 50% or more of the combined voting power of the outstanding securities of the Company by a “person” or “group” (as those terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), adoption of a plan for liquidation of the Company or for sale of all or substantially all of the assets of the Company or other similar transaction or series of transactions involving the Company, or the acquisition of 50% or more of the combined voting power of the outstanding securities of the Company by a “person” or “group” (as those terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934).
The severance amounts hereunder shall, subject to COMPLIANCE WITH SECTION 409A below, be paid to you as soon as practicable following the occurrence of the event that entitles you to such payments.
COMPLIANCE WITH SECTION 409A
Notwithstanding any other provision of this letter to the contrary, the provision, time and manner of payment or distribution of all compensation and benefits provided by this letter (“Section 409A Deferred Compensation”) that constitute nonqualified deferred compensation subject to and not exempted from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be subject to, limited by and construed in accordance with the requirements of such section and all regulations and other guidance promulgated by the Secretary of the Treasury pursuant to such section (such section, regulations and other guidance being referred to herein as “Section 409A”), including the following:
(a)    Separation from Service. Payments and benefits constituting Section 409A Deferred Compensation otherwise payable or provided pursuant to this letter upon your Constructive Termination shall be paid or provided only at the

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time of a termination of your employment that constitutes a Separation from Service. For the purposes of this letter, a “Separation from Service” is a separation from service within the meaning of Treasury Regulation Section 1.409A-1(h).
(b)    Six-Month Delay Applicable to Specified Employees. If, at the time of your Separation from Service, you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then any payments and benefits constituting Section 409A Deferred Compensation to be paid or provided pursuant to this letter upon your Separation from Service shall be paid or provided commencing on the later of (i) the first business day after the date that is six months after the date of such Separation from Service or, if earlier, the date of your death (in either case, the “Delayed Payment Date”), or (ii) the date or dates on which such Section 409A Deferred Compensation would otherwise be paid or provided in accordance with this letter without regard to this paragraph. All such payments and benefits that would, but for this paragraph, become payable prior to the Delayed Payment Date shall be accumulated and paid on the Delayed Payment Date.
(c)    Installments. Your right to receive any amounts payable hereunder in two or more installments shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment for purposes of Section 409A.
(d)    Notice Upon Constructive Termination. If you voluntarily elect to terminate your employment under circumstances that would otherwise constitute a Constructive Termination under this letter, a Constructive Termination shall not be deemed to have occurred unless (i) you have given the Company written notice that a specified event has occurred giving you the right to voluntarily terminate your employment and have that be treated as a Constructive Termination, (ii) the Company fails to cure such event within a period of thirty (30) days after the receipt of such notice, and (iii) you voluntarily terminate your employment within thirty (30) days following the end of that period.
PROOF OF ELIGIBILITY TO WORK IN U.S.: Our offer is contingent upon your submission of satisfactory proof of your identity and your legal authorization to work in the United States. If you fail to submit this proof within the required timeframe, federal law prohibits us from hiring you.
LOYALTY, NONDISCLOSURE OF CONFIDENTIAL INFORMATION: By accepting this offer, you agree that you will act at all times in the best interest of the Company. You also agree that, except as required for performance of your work, you will not use, disclose or publish any Confidential Information of the Company either during or after your employment, or remove any such information from the Company’s premises. Confidential Information includes, but is not limited to, lists of actual and prospective customers and clients, financial and personnel-related information, projections, operating procedures, budgets, reports, business or marketing plans, compilations of data created by the Company or by third parties for the benefit of the Company.
NONCOMPETITION AND NONSOLICITATION: You agree that during your employment with the Company and for any period that is equivalent to a period for which you are being paid severance after termination, you will not, directly or indirectly, engage or participate or make any financial investments in (other than ownership of up to 5% of the aggregate of any class of securities of any corporation if such securities are listed on a national stock exchange or under section 12(g) of the Securities Exchange Act of 1934) or become employed by, or act as an agent or principal of, or render advisory or other management services to or for, any Competing Business. As used herein the term “Competing Business” means any business which includes hotel ownership, hotel management, hotel services or hotel franchising that competes directly or indirectly with the Company.

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You also agree that during your employment at the Company and during any period that is equivalent to a period for which you are being paid severance after termination, you will not solicit, raid, entice or induce any person that then is or at any time during the twelve-month period prior to the end of your employment was an employee of the Company (other than a person whose employment with the Company has been terminated by the Company), to become employed by any person, firm or corporation.
COMPLAINT RESOLUTION: By accepting this offer with the Company, you also agree to continue to familiarize yourself with its policies, including its policies on equal opportunity and anti-harassment, and to promptly report to the appropriate Company supervisors or officers any matters which require their attention.
KEY EMPLOYEE STATUS: You are regarded as a key employee under certain federal regulations governing family and medical leave. This status will require that you work closely with us in planning if you develop a need for family or medical leave.
NATURE OF EMPLOYMENT: As explained to you on the application for employment you submitted, the Company is an at-will employer. This means that your employment is not for a set amount of time; either you or the Company may terminate employment at any time, with or without cause.
BACKGROUND CHECK: The Company has a vital interest in maintaining safe, healthful and efficient working conditions for its employees. With this in mind, employment at the Company is contingent on your satisfactory completion of a background and credit check.
ENTIRE AGREEMENT: This letter contains all of the terms of your employment with the Company, and supersedes any prior understandings or agreements, whether oral or in writing.
The Company reserves the right, subject to limitations and provisions of applicable law and regulations, to change, interpret, withdraw, or add to any of its policies, benefits, or terms and conditions of employment at its sole discretion, and without prior notice or consideration to any associate. The Company’s policies, benefits or terms and conditions of employment do not create a contract or make any promises of specific treatment.
Jim, we are pleased and proud to be adding your talents to a management team that is dedicated to making a difference in the communities we serve, creating fulfilling jobs and environments conducive to success, and providing the foundation for ongoing success of the Company.
Sincerely,
_/s/ Gregory T. Mount__________
Gregory T. Mount
President & Chief Executive Officer
Red Lion Hotels Corporation
Accepted as of the date first set forth above
_/s/ James A. Bell_____________
James A. Bell

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